VSE Corporation Signs Agreement to Acquire Companies Held by Killick Aerospace
VSE extends Supply Chain Management and MRO to the Aviation Market
Alexandria, Virginia, December 31, 2014 - VSE Corporation (NASDAQ: VSEC) announced today that it has signed a definitive agreement to acquire four business units from Killick Aerospace Group, consisting of Prime Turbines (including both U.S. and Germany-based operations), CT Aerospace, Kansas Aviation and Air Parts & Supply Co.  The companies to be acquired specialize in maintenance, repair and overhaul (MRO) services and parts supply for corporate and regional jet aircraft engines and engine accessories.
The initial purchase price payable upon the closing is approximately $184 million in cash.  The purchase agreement also includes potential post-closing payments of up to $40 million if CT Aerospace, Kansas Aviation and Air Parts & Supply Co. surpass certain thresholds of earnings before interest, taxes, depreciation and amortization ("EBITDA") during the first two years after the closing and one additional post closing payment of $5 million if such companies surpass a certain EBITDA threshold during any 12-consecutive month period in 2014 and 2015. Other purchase price adjustments also may be required based on certain post-closing determinations, including in respect of the closing net working capital and certain inventory and equipment.
The four business units combined sales and income before taxes are estimated to be approximately $111 million and $22 million, respectively, for the year ending December 31, 2014. Such estimated results are not necessarily indicative of future financial performance and the actual results of the four business units for 2014 may differ from the estimated results.  The four business units have approximately 185 employees.
"This acquisition significantly enhances our sustainment competencies, consisting of supply chain management and MRO," said VSE CEO and President, Maurice "Mo" Gauthier. "It broadens and diversifies our client base while concurrently expanding our product and service offerings for existing clients. Similar to our acquisition of Wheeler Bros., Inc. a few years ago, the addition of these aviation groups is in line with our long-term diversification strategy and the transformational pivot we are making into broader offerings and markets. We are focused on expanding our sustainment competencies to extend the service life of mission critical equipment, vehicles, ships and aircraft in government and commercial sectors."
A summary of each of the four Killick business units is provided below:
•	Prime Turbines
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Prime Turbines is a leading independent turboprop engine repair, maintenance and overhaul company specializing in Pratt & Whitney Canada and GE Aviation engines.  Headquartered in Carrollton, Texas, with five service centers located throughout the United States and Europe.

•	CT Aerospace
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CT Aerospace is a leading supplier of engine parts and related services to corporate aircraft MRO companies. CT Aerospace specializes in Pratt & Whitney Canada JT15D, PT6 and PW100 engines and engine parts. Headquartered in Carrollton, Texas.

•	Kansas Aviation
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Kansas Aviation specializes in the overhaul and repair of oil, air and fuel-related engine accessories for a variety of turboprop, turbofan and gas turbine engines. Headquartered in Independence, Kansas.

•	Air Parts & Supply Co. (APSCO)
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APSCO is an aircraft parts supplier specializing in the distribution of aircraft ignition parts, fuel control parts, starter generators, and starter generator parts for aircraft turbine engines. Headquartered in Miami, Florida.

"We look forward to bringing our quality solutions and capabilities and our team of customer oriented professionals to VSE," said Paul Goffredi, COO of Killick Aerospace Group. "Sharing a similar culture and focus of helping our respective clients to extend the life for their aging, but valuable transportation assets, we believe the acquisition will be beneficial to both companies. VSE offers us the opportunity to penetrate new government and international markets and to expand our capabilities, while our aviation support companies will provide VSE greater diversity to their supply chain management and MRO product and service offerings."
VSE received legal advice for the acquisition from Arent Fox LLP, Washington, D.C.  The Killick Aerospace Group was advised by Wells Fargo Securities, LLC (financial advisor) as well as Dentons USA LLP and Osler, Hoskin & Harcourt LLP (legal advisors).
About VSE
Established in 1959, VSE is a diversified sustainment and services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for fleet sustainment, supply chain management, maintenance, repair and overhaul, logistics, engineering, energy, IT services, and consulting. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.
Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC, including VSE's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent reports filed with the SEC.
VSE News Contact: Christine Kaineg -- (703) 329-3263.